CODE OF ETHICS

                             Amended: October 2013
_______________________________________________________________________________


GENERAL

The Code of Ethics is predicated on the principle that RHJ owes a fiduciary duty to its clients. Accordingly, RHJ's Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, RHJ must:

     o PLACE CLIENT INTERESTS AHEAD OF RHJ'S -- As a fiduciary, RHJ must serve in its clients' best interests. In other words, RHJ Employees may not benefit at the expense of advisory clients. This concept is particularly relevant when Employees are making personal investments in securities traded by advisory clients.

     o ENGAGE IN PERSONAL INVESTING THAT IS IN FULL COMPLIANCE WITH RHJ'S CODE OF ETHICS -- Employees must review and abide by RHJ's Personal Securities Transaction and Insider Trading Policies. o AVOID TAKING ADVANTAGE OF YOUR POSITION -- Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with RHJ, or on behalf of an advisory client.

     o MAINTAIN FULL COMPLIANCE WITH THE FEDERAL SECURITIES LAWS(1) -- Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

Any questions with respect to RHJ's Code of Ethics should be directed to Janine Marquez RHJ's Chief Compliance Officer (CCO) and/or President, Thao Buuhoan.
As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

GUIDING PRINCIPLES & STANDARDS OF CONDUCT

All Employees of RHJ, and consultants closely associated with the Company, will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Employees. The following set of principles frame the professional and ethical conduct that RHJ expects from its Employees and consultants:

     o Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, Employees, and colleagues in the investment profession;

     o Place the interests of clients, and the interests of RHJ above one's own personal interests;

     o Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

     o    Avoid any actual or potential conflict of interest;

     o Conduct all personal securities transactions in a manner consistent with this policy;

     o Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

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(1)"Federal securities laws" means the Securities Act of 1933, the Securities
Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

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     o    Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;

     o Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.

     o    Comply with applicable provisions of the federal securities laws. (2)

1.  PERSONAL SECURITY TRANSACTION POLICY

Employees may not purchase or sell any security in which the Employee has or may acquire beneficial ownership (as defined further below) unless the transaction occurs in an exempted security or the Employee has fully complied with the requirements of this Personal Security Transaction Policy, as set forth below.

The term "Access Person" means:
An "access person" is a supervised person who has access to nonpublic information regarding any clients' purchase or sale of securities, and who is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic. All Rice Hall James Employees are considered Access Persons.

The term "security" includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

A security would include, but not be limited to:

1. Common stock

2. Preferred stock

3. Closed-end mutual funds

4. Exchange Traded Funds (ETFs)

5. Corporate bonds

6. Municipal bonds

7. Options on stocks

The term "exempted security" includes:

     o    Direct obligations of the Government of the United States;

     o Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

     o    Shares issue d by money market funds;

     o Shares issued by open-end funds (excluding ETFs), other than reportable funds (3); and

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(2)"Federal securities laws" means the Securities Act of 1933, the Securities
Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

A "Reportable Fund" means (a) any fund for which RHJ serves as the investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (I.E., in most cases RHJ would need to be approved by the fund's board of directors before you can serve); or (b) any fund

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     o    Commodities, futures and options traded on a commodities exchange, including currency futures that are not securities.

PRE-CLEARANCE PROCEDURES

RHJ's Employees must obtain written clearance for all personal securities transactions before placing each transaction, with the exception of the following transactions:

1. A purchase or sale of an Exchange Traded Fund (ETFs);

2. A purchase or sale of any closed-end mutual fund;

3. A purchase or sale of 50 bonds or less per day of any corporate bond or municipal bond (excluding new offerings);

4. A purchase or sale of any exempted security; and

5. Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

RHJ reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct. Generally, Employees shall complete RHJ's Pre-Clearance Form on Compliance11's Personal Trading Platform. All pre-clearance requests must be submitted to RHJ's CCO or someone so designated by the CCO. Currently, Tom McDowell, Tim Todaro or Gary Rice may also approve personal securities transactions. Once pre-clearance is granted to an Employee, such Employee may only transact in that security for the remainder of the day. If the Employee wishes to transact in that security on the following or any other day, they must again obtain pre-clearance. Unless otherwise noted, no pre-clearance is required for the exempted transactions noted below.

BLACK OUT PERIODS

No employee shall buy or sell any security within seven (7) calendar days before or after a trade in the same security for any client portfolio, including the affiliated mutual fund portfolios. The CCO will review executed client trades upon an employee requesting pre-clearance to ensure that no trades have taken place within the last 7 days and will inquire with the portfolio managers to determine if any client trades may be placed in the next 7 days.

HOLDING PERIOD

All employees are required to hold securities, including options and futures, for a minimum of 30 days, to avoid short-term trading practices.

REPORTABLE SECURITIES

The term Reportable securities include all securities other than exempted securities. Any fund in which RHJ serves as the investment adviser or sub-adviser must be reported. RHJ requires Employees to provide periodic reports (See REPORTING section below) regarding transactions and holdings in ANY SECURITY, except exempted securities.

BENEFICIAL OWNERSHIP

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whose investment adviser or principal underwriter controls RHJ, is controlled by RHJ, or is under common control with RHJ. Transaction in RHJ managed funds must be disclosed, but not pre-cleared.

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

     o Securities held by members of Employees' immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

     o Employees' interests as a general partner in securities held by a general or limited partnership; and

     o Employees' interests as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Employees of securities held by a trust:

     o Ownership of securities as a trustee where either the Employee or members of the Employees' immediate family have a vested interest in the principal or income of the trust;

     o    Ownership of a vested beneficial interest in a trust; and

     o An Employee's status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Employee to revoke the trust.

EXEMPT TRANSACTIONS

The following transactions are considered exempt transactions (not to be confused with exempt securities) and therefore do not require reporting under the Personal Security Transaction Policy:

     o Any security transaction in an account over which the Employee does not have any direct or indirect influence or control. Purchases that are part of an automatic investment plan. (4)

From time to time, the Compliance Officer may exempt certain transactions on a fully documented trade-by-trade basis, provided it is consistent with Rule 17j-1.

INVESTMENTS IN LIMITED OFFERINGS AND INITIAL PUBLIC OFFERINGS ("IPOS")5

No Employee shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering or IPO without first obtaining prior approval of the Compliance Officer in order to preclude any possibility of their profiting improperly from their positions on behalf of a client. The Compliance Officer shall (a) obtain from the Employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee's activities on behalf of a client; and (b)

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(4)"Automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
(5)The term "limited offering" is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to Rules 504,505, or 506 of Regulation D. The term "initial public offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

conclude, after consultation with a Portfolio Manager (who has no personal interest in the issuer of the limited offering or IPO), that no clients have any foreseeable interest in purchasing such security. A record of such approval by the Compliance Officer and the reasons supporting those decisions shall be kept as required in the Records section of this Policy. Please refer to Compliance11 to complete the Limited Offering and IPO Request and Reporting Form.

RESTRICTIONS ON NEW ISSUES OF EQUITY SECURITIES ("NEW ISSUES")(6)

No Employee shall acquire, directly or indirectly, any Beneficial Ownership in any New Issue (including new issues of municipal bonds) without first obtaining prior approval of the Compliance Officer in order to preclude any possibility of their profiting improperly from their positions on behalf of a client. The Compliance Officer shall (a) obtain from the Employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee's activities on behalf of a client; and (b) conclude, after consultation with a Portfolio Manager (who has no personal interest in the issuer of the New Issue), that no clients have any foreseeable interest in purchasing such security. A record of such approval by the Compliance Officer and the reasons supporting those decisions shall be kept as required in the RECORDS section of this Policy.

FINRA Rule 5130 prohibits the sale of New Issues to any account in which a "restricted person" has a beneficial interest, except under certain situations. The term "restricted person" includes any person of an investment adviser who has the authority to buy or sell securities and an immediate family member of such a restricted person that materially supports, or receives materially support from, such person. Thus, all restricted persons of RHJ, including members of RHJ's investment personnel, are prohibited, in almost all circumstances except as noted in further detail below, from purchasing an NIES.


The prohibitions on the purchase and sale of New Issues with respect to Rule 5130 do not apply to: 1) ISSUER-DIRECTED SECURITIES, or those that are specifically directed by the issuer to persons that are restricted persons (i.e., directors), subject to certain conditions; 2) the account of a restricted person who is an existing equity owner of an issuer (ANTI-DILUTION PROVISIONS), subject to certain conditions; and 3) StandBy Purchasers, or those who purchase and sell securities pursuant to a stand-by agreement subject to certain conditions.

Employees are encouraged to review Rule 5130 and discuss such with the Compliance Officer prior to the purchase and/or sale of any New Issues.

REPORTING

In order to provide RHJ with information to enable it to determine with reasonable assurance any indications of "scalping", "front-running" or the appearance of a conflict of interest with the trading by RHJ clients, each Employee of RHJ shall submit the following reports in Compliance11 showing all transactions, except for exempt transactions listed above, in securities, except for exempt securities listed above, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.

QUARTERLY TRANSACTION REPORTS


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(6)The term "new issue" is defined as any initial public offering of an equity security as defined in Section 3(a)(11) of the Securities Exchange Act of 1934, made pursuant to a registration statement or offering circular. This restriction does not apply to, among other securities: secondary offerings, offerings of debt securities, offerings of a security of a commodity pool, rights offerings, exchange offers, and offerings of convertible or preferred securities. (See FINRA Rule 5130 Restrictions on the Purchase and Sale of IPOs of Equity Securities).

Employees need to authenticate personal trading accounts using Compliance11. If an Employee's trades are not available electronically or transactions do not occur through a broker-dealer (i.e., purchase of a private investment fund), such transactions shall be manually inputted by the employee on the Compliance11 platform, at a minimum no later than thirty (30) days after the end of each calendar quarter. The quarterly transaction reports shall contain at least the following information for each transaction in a Reportable Security in which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership(7): (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (I.E., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted. Quarterly reports also required for any accounts established by an employee during the quarter in which any securities were held for the direct or indirect benefit of the employee.

Employees who do not maintain brokerage accounts for their own personal trading will be required at a minimum to confirm in writing that they do not have personal securities transactions to report. This acknowledgement can be documented on the quarterly personal securities transaction report in Compliance11.

EMPLOYEES ARE REMINDED THAT THEY MUST ALSO REPORT TRANSACTIONS BY MEMBERS OF THE EMPLOYEE'S IMMEDIATE FAMILY INCLUDING SPOUSE, CHILDREN AND OTHER MEMBERS OF THE
 HOUSEHOLD IN ACCOUNTS OVER WHICH THE EMPLOYEE HAS DIRECT OR INDIRECT INFLUENCE
                     OR CONTROL AND/OR BENEFICIAL OWNERSHIP

INITIAL AND ANNUAL HOLDINGS REPORTS

New RHJ Employees are required to report all of their personal securities holdings no later than 10 days after the commencement of their employment (SEE COMPLIANCE11'S WELCOME PACKAGE QUESTIONNAIRE).
The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes an Employee.

Existing Employees are required to provide RHJ with a complete list of securities holdings on an annual basis, or on or before February 14(th) (as determined by RHJ) of each year. The report shall be current as of December 31(st) , which is a date no more than 45 days from the final date the report is due to be submitted.
(SEE COMPLIANCE11'S ANNUAL QUESTIONNAIRE).

Each holdings report (both the initial and annual) must contain, at a minimum:
(a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial

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(7)"Beneficial Ownership," as set forth under Rule 16a-1(a)(2), determines whether a person is subject to the provision of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect "pecuniary interest" (i.e., some economic benefit) from the ownership of a security. This may also include securities held by members of an Employee's immediate family sharing the same household; provided however, this presumption may be rebutted. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

ownership; (b) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and (c) the date the access person submits the report.

Employees who do not have any securities holdings or maintain brokerage accounts for their own personal trading will be required at a minimum to confirm such in writing. This acknowledgement can be documented on the initial and annual holdings report through Compliance11.

TRADING AND REVIEW

Though not prohibited by this Personal Security Transaction Policy, RHJ does not expect its

Employees to engage in frequent short-term (60 days) trading. In addition, except for limited circumstances and subject to pre-clearance approval, RHJ forbids its Employees to trade opposite of the Company's recommendations. RHJ strictly forbids "front-running" client accounts, which is a practice generally understood to be Employees personally trading ahead of client accounts. The CCO will closely monitor Employees' investment patterns to detect these abuses. Thao Buuhoan, President and Chief Operating Officer (COO) will monitor the CCO's personal securities transactions for compliance with the Personal Security Transaction Policy.

The CCO shall also conduct a post-trade review of RHJ Employees' personal trading. All Employee trades must be reported in Compliance11 within thirty
(30) days after the end of each calendar quarter. The CCO will review all transaction and reporting to determine no violations have occurred.
The reason for the development of a post transaction review process is to ensure that RHJ has developed procedures to supervise the activities of its Employees. The comparison of Employee trades to those of advisory clients will identify potential conflicts of interest or the appearance of a potential conflict.

If RHJ discovers that an Employee is personally trading contrary to the policies set forth above, the Employee shall meet with the Compliance Officer and President to review the facts surrounding the transactions. This meeting shall help RHJ to determine the appropriate course of action. The CCO may grant written exceptions to the provisions of the Code based on equitable (e.g., rapid markets, hardship, satisfaction of a court order, etc.) or other considerations. The exceptions may be granted to individuals or classes of individuals, provided that no exception will be granted where the exceptions would result in a violation of Rule 204A-1 of the Advisers Act or any other federal securities laws.

REPORTING VIOLATIONS AND REMEDIAL ACTIONS

RHJ takes the potential for conflicts of interest caused by personal investing very seriously. As such, RHJ requires its Employees to promptly report any violations of the Code of Ethics to the CCO. RHJ's management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

    RHJ HAS ZERO TOLERANCE FOR RETALIATORY ACTIONS AND THEREFORE MAY SUBJECT OFFENDERS TO MORE SEVERE ACTION THAN SET FORTH BELOW. IN ORDER TO MINIMIZE THE POTENTIAL FOR SUCH BEHAVIOR, ALL REPORTS OF CODE OF ETHICS VIOLATIONS WILL BE
                  TREATED AS BEING MADE ON AN ANONYMOUS BASIS.

If any violation of RHJ's Personal Security Transaction Policy is determined to have occurred, the CCO may impose sanctions and take such other actions as he deems appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits forfeited shall be paid to the applicable client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

No person shall participate in a determination of whether he or she has committed a violation of this Policy or in the imposition of any sanction against himself or herself.

DISCLOSURE

RHJ shall describe its Code of Ethics to clients in Part 2 of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for RHJ's Code of Ethics shall be directed to the Compliance Officer.


RECORDKEEPING

RHJ shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission or RHJ's management.

     o A copy of this Policy and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

     o A record of any violation of this Policy and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

     o A record of all written acknowledgements (annual certifications) as required by this Policy for each person who is currently, or with the past five years was, an Employee of RHJ.

     o A copy of each report made pursuant to this Policy by an Employee, including any information provided in lieu of reports, shall be preserved by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

     o A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Policy, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

     o    A record of all pre-clearance requests, including the decisions made;
          and

     o The Company shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any limited offering or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

RESPONSIBILITY

The Compliance Officer will be responsible for administering the Personal Security Transaction Policy.
All questions regarding the policy should be directed to the Compliance
Officer.

2. INSIDER TRADING POLICY

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, non-public information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, RHJ has instituted procedures to prevent the misuse of non-public information.

Although "insider trading" is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law. In the past, securities laws have been interpreted to prohibit the following activities:

     o Trading by an insider while in possession of material non-public information; or

     o Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential; or

     o Communicating material non-public information to others in breach of a fiduciary duty.

     o RHJ's Insider Trading Policy applies to all of its Employees. Any questions should be directed to the Compliance Officer and/or MP.

WHOM DOES THE POLICY COVER?

This policy covers all of RHJ's Employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is an officer, director or 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

WHAT INFORMATION IS MATERIAL?

Individuals may not be held liable for trading on inside information unless the information is material.
"Material information" is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.

Advance knowledge of the following types of information is generally regarded as "material":

     o    Dividend or earnings announcements

     o    Write-downs or write-offs of assets

     o    Additions to reserves for bad debts or contingent liabilities

     o    Expansion or curtailment of company or major division operations

     o    Merger, joint venture announcements

     o    New product/service announcements

     o    Discovery or research developments

     o    Criminal, civil and government investigations and indictments

     o    Pending labor disputes

     o    Debt service or liquidity problems

     o    Bankruptcy or insolvency problems

     o    Tender offers, stock repurchase plans, etc.

     o    Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company's securities, all of the company's securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company's business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

WHAT INFORMATION IS NON-PUBLIC?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. "Non-public" information generally means information that has not been available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

RHJ's Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the "tip" made to the Employee makes him/her a "tippee" depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The "benefit" is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

PENALTIES FOR TRADING ON INSIDER INFORMATION

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

PROCEDURES TO FOLLOW IF AN EMPLOYEE BELIEVES THAT HE/SHE POSSESSES MATERIAL, NON-PUBLIC INFORMATION

If an Employee has questions as to whether they are in possession of material, non-public information, they must inform the Compliance Officer and President, CEO or Managing Member as soon as possible. From this point, the Employee, Compliance Officer and Managing Members will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

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Given the severe penalties imposed on individuals and firms engaging in insider trading, Employees:

     o Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.

     o Shall not engage in securities or derivatives transactions of any company, except in accordance with RHJ's Personal Security Transaction Policy and the securities laws.

     o Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.

     o Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.

     o Shall immediately report the potential receipt of non-public information to the CCO and President or CEO.

     o Shall not proceed with any research, trading, etc. until the CCO and President or CEO informs the Employee of the appropriate course of action.

3. SERVING AS OFFICERS, TRUSTEES AND/OR DIRECTORS OF OUTSIDE ORGANIZATIONS

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations by completing the Request for Approval of Outside Business Activity Form in Compliance11. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

As an outside board member or officer, an Employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between RHJ and the outside organization, and that the Employee does not communicate such information to other RHJ Employees in violation of the information barrier.

Similarly, RHJ may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee must not be involved in the decision to retain or hire RHJ.

RHJ Employees are prohibited from engaging in such outside activities without the prior written approval from the Compliance Officer. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part 2 of Form ADV.

4. GIFT POLICY

Employees may not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with RHJ, or on behalf of an advisory client. However, Employees may accept gifts from a single giver in aggregate amounts not exceeding $100 and may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and the Employee(s) are present. All gifts received must be reported to the CCO, including the name of the giver of the gift, the reason for the gift, a description of the gift and the date the gift was received.

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Employees may also give any gift to anyone who does business with the firm, not in excess of $100. However, business meals, sporting events and other entertainment events may be given so long as the expense is reasonable and the employee giving the gift is present. All gifts given must be reported to the CCO, including the name of the employee giving the gift, the reason for giving the gift, a description of the gift being given and the date the gift was given.

5. POLITICAL CONTRIBUTIONS

RHJ or any RHJ employee that is considered a "Covered Associate" (as defined below) may not make Political Contributions (as defined below) to any one candidate or official, per election that in the aggregate would exceed $150.00 if the Covered Associate could not vote for the candidate or official, or $350.00 if the Covered Associate could vote for the candidate or official. All RHJ employees must report their political contribution to the CCO using the Reporting of Political or Charitable Contribution Form on Compliance11, within 10 days after the contribution has been made. The report must include the name of the employee, the name of the office holder or candidate that received the contribution, the office the recipient is running for, the amount of the contribution, whether or not the contributing employee is eligible to vote for the recipient and whether or not the official or candidate has an existing or potential relationship with the Firm and/or the contributing employee.

COVERED ASSOCIATE of RHJ means:

     (i) Any general partner, managing member or executive officer, or other individual with a similar status or function;

     (ii) Any employee who solicits a government entity for RHJ and any person who supervises, directly or indirectly, such employee; and

     (iii) Any political action committee controlled by RHJ or by any person described in paragraphs (i) and (ii) above.


POLITICAL CONTRIBUTION means any gift, subscription, loan, advance, or deposit of money or anything of value made for:

     (i) The purpose of influencing any election for federal, state or local office;

     (ii) Payment of debt incurred in connection with any such election; or

     (iii) Transition or inaugural expenses of the successful candidate for state or local office.

6. CHARITABLE CONTRIBUTIONS

Employees are NOT restricted in regards to giving personal charitable contributions; however, RHJ or an RHJ employee on behalf of the Firm must report all charitable contributions given by RHJ or an RHJ employee on behalf of the Firm, using the Reporting of Political or Charitable Contribution Form on Compliance11, to the CCO within 10 days after the contribution has been made. The information being reported must include the name of the employee that gave the contribution, the name of the recipient of the contribution, the amount of the contribution and whether or not the charity or any person associated with the charity has an existing or potential relationship with the firm and/or the employee giving the contribution.

RESPONSIBILITY

The Compliance Officer will be responsible for administering the Insider Trading, Serving as Officers, Trustees and/or Directors of Outside Organizations, Gift Policies, Political Contributions and Charitable Contributions. All questions regarding these policies should be directed to the Compliance Officer.